Exhibit 3.1

RESOURCE INNOVATION OFFICE REIT, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Resource Innovation Office REIT, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, immediately upon the acceptance of these Articles of Amendment for record (the “Effective Time”) by the State Department of Assessments and Taxation of Maryland, every 1.0778 shares of Class A Common Stock, $0.01 par value per share, of the Corporation which were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Class A Common Stock, $0.01 par value per share, of the Corporation.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Legal Officer, Senior Vice President and Secretary on this 8th day of February, 2016.

ATTEST:		RESOURCE INNOVATION OFFICE REIT, INC.

/s/ Shelle Weisbaum		By:	/s/ Alan F. Feldman (SEAL)
Name:	Shelle Weisbaum		Name: Alan F. Feldman
Title:	Chief Legal Officer, Senior Vice President and Secretary		Title: Chief Executive Officer and President